Exhibit 1

FORM OF
UNDERWRITING AGREEMENT

March 13, 2002

ELI LILLY AND COMPANY
Lilly Corporate Center
Indianapolis, Indiana 46285

Dear Sirs:

     The undersigned (the “Underwriters”) understand that Eli Lilly and Company, an Indiana corporation (the “Company”), proposes to issue and sell $500,000,000 aggregate principal amount of 6% Notes due 2012 (the “Notes”).

     Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase, severally and not jointly, the principal amount of the Notes set forth below opposite their names at a purchase price of 99.276% of the principal amount thereof, plus accrued interest from March 18, 2002 to the date of payment and delivery:

Principal Amount
Name	of Notes

J.P. Morgan Securities Inc.	$200,000,000
Goldman, Sachs & Co.	$200,000,000
Deutsche Banc Alex. Brown Inc.	$25,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$25,000,000
Salomon Smith Barney Inc.	$25,000,000
UBS Warburg LLC	$25,000,000
Total	$500,000,000

     The Underwriters will pay for the Notes upon delivery thereof at the office of Davis Polk & Wardwell at 10:00 a.m. (New York time) on March 18, 2002 or at such other time, not later than 5:00 p.m. (New York time) on March 25, 2002, as shall be agreed upon by the Underwriters and the Company. The time and date of such payment and delivery are hereinafter referred to as the Closing Date.

     The Notes shall have the respective terms set forth in the Prospectus dated April 20, 2000 and the Prospectus Supplement dated March 13, 2002, including the following:

Maturity Date:	March 15, 2012

Interest Rate:	6% per annum

Redemption Provisions:	The Notes will be redeemable in whole or in part at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Prospectus Supplement), plus 12.5 basis points, plus in each case accrued and unpaid interest to the date of redemption

Interest Payment Dates:	September 15 and March 15 (interest accrues from March 18, 2002)

Form and Denomination:	Notes will be issued in the form of global securities in the aggregate principal amount of $500,000,000

Specified Funds for and Manner of Payment of Purchase Price:	Same day funds

Price to Public:	99.726%

     All provisions contained in the document entitled Eli Lilly and Company Underwriting Agreement Standard Provisions (Debt Securities) dated March 18, 1993, a copy of which is attached hereto, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that (i) if any term defined in such document is otherwise defined herein, the definition set forth herein shall control, (ii) all references in such document to a type of security that is not a Note shall not be deemed to be a part of this Agreement, (iii) all references in such document to the “Manager” shall be deemed to refer to the Underwriters, (iv) the opinion referred to in Section 4(c) shall be delivered by James B. Lootens, Esq., Associate General Counsel of the Company and (v) the provisions of Section 7 shall be deemed to have been amended as follows:

     7. Termination. This Agreement shall be subject to termination in the Manager’s absolute discretion, by notice given to the Company, if, after the execution and delivery of the Underwriting Agreement and prior to the Closing Date, any of the following shall have occurred: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or on the American Stock Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Manager makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Offered Securities on the terms and in the manner contemplated in the Prospectus.

     Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below.

Very truly yours,

J.P. MORGAN SECURITIES INC. GOLDMAN, SACHS & CO. DEUTSCHE BANC ALEX. BROWN INC. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED SALOMON SMITH BARNEY INC. UBS WARBURG LLC

By: By:	J.P. MORGAN SECURITIES INC. Name: Maria Sramek Title: Vice President

By:	GOLDMAN, SACHS & CO.

By:	Goldman, Sachs & Co.

ELI LILLY UNDERWRITING AGREEMENT
March 13, 2002
Accepted:

By: By:	ELI LILLY AND COMPANY Name: Thomas W. Grein Title: Vice President and Treasurer

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